Exhibit 99.1

Battalion Oil Corporation Announces
Operations and Financial Update

January 29, 2024 09:00ET| Source: Battalion Oil Corporation

Houston, Texas, Jan. 29, 2024 (GLOBE NEWSWIRE) –

Battalion Oil Corporation (NYSE American: BATL, “Battalion” or the “Company”) today announced certain financial and operating updates.

Key Highlights

●	Acid gas injection (“AGI”) well is projected to be injecting by end of the first quarter 2024
●	Recent two well pad was drilled and completed under budget and the wells have IP’d above type curve at 1,964 BOEPD and 1,711 BOEPD respectively (71% oil) with production still inclining
●	Approximately $61MM cash on hand to fund operations
●	Additional equity commitment of $20MM uncalled at current time
●	Recently announced merger with Fury anticipated to close as outlined in the Merger Agreement

Operations Update

The Company continues its drilling and completions operations in Monument Draw while preparing additional locations in Ward, Winkler, Reeves and Pecos counties. Recent drilling and completions on the Company’s two well “Glacier” pad finished ahead of plan from both a capital and time perspective. The Glacier pad wells averaged $11.5 million for 10,000’ laterals and are currently producing above type curve with high pressure supporting sustained increasing rates. The Company is currently drilling an additional two well pad in Monument Draw and expects production from those wells to be online before the end of Q2.

The previously announced workover operation on the Company’s AGI is substantially complete. The Company is currently waiting for delivery of a specialty packer to finalize the installation and return the well to injection. It is expected to be online in the first quarter as previously discussed by management.

Matt Steele, Chief Executive Officer, commented “We continue to see great results from our drilling and completions operations and have once again shown well performance in Monument Draw stacks up against some of the best in the Delaware Basin.”

Liquidity and Balance Sheet

Currently, the Company has $200.2 million of indebtedness outstanding and $0.3 million of letters of credit outstanding. In November 2023, the Company obtained a commitment letter from its existing equity shareholders to purchase additional preferred equity securities in an amount up to $55 million and still has over $20 million undrawn under this commitment. Additionally, the Company has cash on hand of approximately $61 million providing ample liquidity based on the Company’s current operating budget.

Fury Resources Inc. Merger Transaction

The Company has filed a preliminary proxy statement and Schedule 13e-3 with the Securities and Exchange Commission (“SEC”) for the proposed merger and is awaiting comments. The Company continues to work with Fury to close the transaction in the first quarter of 2024.

Important Information for Investors and Stockholders

This communication is being made in connection with the proposed transaction involving the Company and Fury Resources, Inc., a Delaware corporation (“Fury”). In connection with the proposed transaction, the Company intends to file the relevant materials with the SEC, including a proxy statement on Schedule 14A and a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement, the Schedule 13e-3 or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. The materials to be filed by the Company will be made available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge on the Company’s website at http://www.battalionoil.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of the Company are urged to read the proxy statement, the Schedule 13e-3 and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they contain important information about the Company and the proposed transaction.

The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2022, and the proxy statement, the Schedule 13e-3 and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the proposed transaction and the Schedule 13e-3 when they become available.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements. Forward-looking statements include, among others, statements about anticipated production, liquidity, capital spending, drilling and completion plans, forward guidance and the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. Forward-looking statements may often, but not always, be identified by the use of such words such as "expects", "believes", "intends", "anticipates", "plans",

"estimates", “projects,” "potential", "possible", or "probable" or statements that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements, including (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances, which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, suppliers and other business counterparties, or its operating results and business generally; (vii) risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; (viii) the amount of costs, fees and expenses related to the proposed transaction; (ix) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; (x) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; and (xi) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov or through the Company's website at www.battalionoil.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company's expectations.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact

BATTALION OIL CORPORATION
Matthew B. Steele
Chief Executive Officer
832-538-0300 | www.battalionoil.com